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EXHIBIT 99.1


PRESS RELEASE



BOSTONFED BANCORP, INC. ANNOUNCES FIRST QUARTER
RESULTS AND THE DECLARATION OF A DIVIDEND OF $.16 PER SHARE.
[Monday, April 26, 2004]

BURLINGTON, Mass., April 26/PRNewswire-FirstCall/--BostonFed Bancorp, Inc. (AMEX: BFD - News; the "Company"), the parent of Boston Federal Savings Bank (the "Bank"), a federally-chartered stock savings bank, announced first quarter net income of $804,000 or $0.18 basic and $0.17 diluted earnings per share, compared to a net loss of $1.6 million or $0.36 basic and diluted loss per share for the first quarter of 2003. The 2004 first quarter's earnings were negatively impacted primarily by a reduction in gain on sale of loans and a valuation adjustment to the originated mortgage servicing rights ("OMSRs"), whereas the prior year's first quarter loss was driven by a $4.6 million provision for additional state taxes and interest relating to the disputed deduction for dividends received from real estate investment trust subsidiaries, for the 1999 through 2002 fiscal years. The dispute resulting from this retroactive change in the state tax law was subsequently resolved in the second quarter of 2003, allowing for a recovery of approximately one-half the provision.

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share. The dividend is payable on or about May 21, 2004, to shareholders of record at the close of business on May 7, 2004.

Net interest income increased to $9.4 million in the first quarter of 2004 from $8.9 million for the first quarter of 2003 due to increased average interest-earning assets. The net interest margin of 2.42% for the first quarter of 2004 was 16 basis points lower than the 2.58% net interest margin for the comparable quarter last year and two basis points lower on a linked-quarter basis (quarter ended December 31, 2003). The lowest interest rates in decades have precipitated high levels of loan prepayments, which combined with reinvestment in lower yielding loans and investment securities, as well as diminishing opportunities to continue lowering interest rates on core deposits, which are already earning historically low interest rates, have caused significant pressure on the net interest margin.

The provision for loan losses was $450,000 for the quarters ended March 31, 2004 and 2003. Although the coverage ratio of allowance for loan losses as a percent of loans increased from 1.13% at December 31, 2003, to 1.18% at March 31, 2004, the Company did not reduce the provision for loan losses due primarily to an increase in non-performing loans. Non-performing loans increased from $4.7 million at December 31, 2003 to $7.9 million at March 31, 2004, due to two residential sub-division construction loans and a loan secured by an industrial building becoming delinquent 90 days or more. The allowance for loan losses was $14.3 million at March 31, 2004, compared to $13.9 million at December 31, 2003. These amounts represent 183% and 296%, of non-performing loans at March 31, 2004 and December 31, 2003, respectively.

Total non-interest income declined to $2.9 million for the quarter ended March 31, 2004, compared to $3.9 million for the quarter ended March 31, 2003, due primarily to lower gain on sale of loans. Gain on sale of loans was $1.9 million in the current quarter, compared to $3.2 million for the quarter ended March 31, 2003. The primary reason for the decline was due to lower levels of loan originations caused by generally increasing mortgage interest rates during the first quarter of 2004. Total mortgage loan originations were $174.5 million during the quarter ended March 31, 2004, compared to $304.1 million for the quarter ended March 31, 2003. Generally, the Company sells approximately one-half of its loan production. Included in the above gain on sale of loans were gains on sale of loans by the Bank's subsidiary, Forward Financial Company, which amounted to $688,000 and $804,000 for the quarters ended March 31, 2004 and 2003, respectively.

Loan processing and servicing fees were a negative $1.0 million for the quarter ended March 31, 2004, compared to a negative $858,000 for the comparable quarter in the prior year. Higher pre-payment speed assumptions, caused by a drop in mortgage interest rates at the end of the first quarter of 2004, required an impairment charge of approximately $900,000 against the Company's OMSRs. This charge increased the valuation allowance of OMSRs to approximately $1.4 million. With the most recent adjustment, the OMSR balance of $6.1 million, net of valuation allowance, represents approximately 62 basis points of the $981.6 million of loans serviced for others.



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The Company recorded $496,000 in net gain on sale of investments during the quarter ended March 31, 2004, compared to none in the same prior year quarter. The net gains resulted from the sale of equity securities and a portion of its mutual funds during the first quarter of 2004.

Total non-interest expense was $10.7 million for the quarter ended March 31, 2004, compared to $9.9 million for the prior year quarter. The first quarter of 2004 includes $312,000 in amortization of core deposit intangibles ("CDI") related to the acquisition and assumption of Encore Bank's Boston area branches. Data processing expense increased by $140,000, to $646,000 in the first quarter of 2004, primarily due to the additional data processing expense associated with the consolidation of the former Broadway National Bank. Advertising expense increased to $361,000 in the first quarter of 2004, from $299,000 in the prior year comparable quarter, due to a more focused branding program implemented for the Company's Bank.

Income tax expense for the quarter ended March 31, 2004 was $365,000, for an effective tax rate of 31.2%, which is lower than the expected effective tax rate of approximately 41%, generally due to the non-taxable nature of income from bank owned life insurance ("BOLI"). In the prior year, BOLI income was essentially offset by non-deductible employee stock ownership plan ("ESOP") expenses. ESOP expenses are no longer being incurred as the remaining shares in the ESOP were allocated at December 31, 2003. Income tax expense for the quarter ended March 31, 2003 was $3.9 million, an amount higher than normal due to the net effect of the REIT tax issue, which increased tax expense by approximately $3.0 million. The remaining tax of approximately $886,000 resulted in an effective tax rate of 38.1% for the quarter ended March 31, 2003.

Total assets declined by $27.1 million to a balance of $1.7 billion at March 31, 2004, compared to December 31, 2003. Cash and cash equivalents increased by $16.3 million, which was more than offset by declines of $29.0 million and $16.8 million in investment securities available for sale and loans, net, respectively. Cash and cash equivalents increased due to larger balances of Federal Home Loan Bank ("FHLB") overnight deposits. Proceeds from the sale of adjustable-rate mortgage mutual funds, short-term mutual funds and the sale of equity securities were temporarily invested in FHLB overnight deposits.

Premises and equipment, net, declined by $3.2 million during the first quarter of 2004 as the Company sold one of the buildings acquired as part of the seven branch acquisition, in October 2003, from Encore Bank.

Deposit accounts were $1.2 billion on March 31, 2004, a decrease of $12.7 million from the December 31, 2003 total. Most of this decrease was due to wholesale-brokered certificates of deposit, which are included in deposit accounts, declining to $108.0 million at March 31, 2004 from the $117.8 million at December 31, 2003.

Total stockholders' equity was $95.6 million at March 31, 2004, compared to $94.6 million at December 31, 2003. On a per share basis, the book value was $21.12 at March 31, 2004, compared to $21.07 at December 31, 2003. The stockholders equity to total assets ratio of the Company was 5.7% at March 31, 2004, and 5.6% at December 31, 2003.

The Company did not repurchase any stock under its 10th stock repurchase program during the quarter as its capital needs increased as a result of the branch acquisition. The Company will not resume its current repurchase program in 2004. As of March 31, 2004, the Company has acquired 79,067 shares of its outstanding common stock at an average price of $25.85 per share under the existing program and has 143,904 shares remaining to be repurchased under this program. Outstanding shares as of March 31, 2004 were 4,526,896.

This press release may contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for such purpose.

Forward-looking statements are based on certain assumptions and management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, acts of terrorism or war, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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


                                                BOSTONFED BANCORP, INC.
Consolidated Balance Sheets                                                    March 31,              December 31,
--------------------------------------                                           2004                    2003
                                                                             -------------           ------------
                                                                         (Dollars in Thousands, Except Per Share Amounts)
                                                                                           (Unaudited)
Assets
--------------
Cash and cash equivalents                                                $       50,342           $      34,045
Investment securities available for sale                                         73,658                 102,647
Investment securities held to maturity                                            2,025                   2,025
Mortgage-backed securities available for sale                                    84,539                  83,752
Mortgage-backed securities held to maturity                                     148,898                 145,674
Loans held for sale                                                              15,806                  12,751
Loans, net of allowance for loan losses                                       1,181,184               1,198,019
Accrued interest receivable                                                       5,926                   6,129
Stock in FHLB of Boston & Federal Reserve Bank                                   28,483                  28,483
Bank-owned life insurance                                                        25,839                  25,549
Premises and equipment, net                                                      16,356                  19,539
Goodwill/core deposit intangible                                                 17,094                  17,536
Real estate owned                                                                 1,777                   1,782
Other assets                                                                     15,939                  17,047
                                                                           -------------            ------------
              Total assets                                               $    1,667,866           $   1,694,978
                                                                           =============            ============
Liabilities and Stockholders' Equity
---------------------------------------------------
Liabilities:
  Deposit accounts                                                       $    1,178,071           $   1,190,755
  Federal Home Loan Bank advances & other borrowings                            386,962                 398,653
  Advance payments by borrowers for taxes and insurance                           2,944                   2,819
  Other liabilities                                                               4,282                   8,102
                                                                           -------------            ------------
              Total liabilities                                               1,572,259               1,600,329
                                                                           -------------            ------------
Stockholders' equity:
  Common stock and additional paid-in capital                                    70,267                  70,207
  Retained earnings                                                              64,768                  64,684
  Accumulated other comprehensive income                                            549                     395
  Less Treasury Stock                                                           (39,977)                (40,637)
                                                                           -------------            ------------
           Total stockholders' equity                                            95,607                  94,649
                                                                           -------------            ------------
              Total liabilities and stockholders' equity                 $    1,667,866           $   1,694,978
                                                                           =============            ============

Selected Financial Highlights
---------------------------------------------------------------
  Total stockholders' equity to total assets                                        5.7%                    5.6%
  Market value per share                                                 $        34.30           $       34.90
  Book value per common share                                            $        21.12           $       21.07
  Number of shares outstanding                                                4,526,896               4,491,796
  Non-performing loans                                                   $        7,856           $       4,688
  Real estate owned and other repossessed assets                         $        1,777           $       1,782
  Total non-performing assets                                            $        9,633           $       6,470
  Total non-performing assets as a percent of
      total assets                                                                 0.58%                   0.38%
  Allowance for loan losses                                              $       14,346           $      13,874
  Allowance for loan losses as a percent of
      non-performing loans                                                      182.61%                  295.95%
  Allowance for loan losses as a percent of
      non-performing assets                                                     148.93%                  214.44%
  Allowance for loan losses as a percent of loans                                 1.18%                    1.13%
  Total loans serviced for others                                        $     981,641            $     976,603

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


                                                           BOSTONFED BANCORP, INC.
Consolidated Statements of Income
===================================================
                                                             Three Months Ended
                                                                  March 31,
                                                    -------------------------------------
                                                      2004                       2003
                                                      ----                       ----
                                                  (Dollars In Thousands, Except Per Share Amounts)
                                                                  (Unaudited)
Interest income:
  Loans                                          $      15,796           $       16,579
  Mortgage-backed securities                             2,472                    1,537
  Investment securities                                    739                    1,138
                                                   ------------            -------------
    Total interest income                               19,007                   19,254
                                                   ------------            -------------
Interest expense:
  Deposit accounts                                       5,184                    5,079
  Borrowed funds                                         4,421                    5,323
                                                   ------------            -------------
    Total interest expense                               9,605                   10,402
                                                   ------------            -------------
Net interest income                                      9,402                    8,852
Provision for loan losses                                  450                      450
                                                   ------------            -------------
  Net interest income after provision for loan losses    8,952                    8,402
Non-interest income:
  Deposit service fees                                     838                      856
  Loan processing and servicing fees                    (1,046)                    (858)
  Gain on sale of loans                                  1,887                    3,170
  Income from bank owned life insurance                    290                      319
  Gain on sale of investments                              496                        0
  Other                                                    420                      370
                                                   ------------            -------------
    Total non-interest income                            2,885                    3,857
                                                   ------------            -------------
Non-interest expense:
  Compensation and benefits                              6,211                    6,133
  Occupancy and equipment                                1,290                    1,258
  Data processing                                          646                      506
  Advertising expense                                      361                      299
  Stationery, Printing, and Office Supplies                212                      240
  Deposit insurance premiums                                51                       48
  Amortization of core deposit intangible                  312                        0
  Other                                                  1,585                    1,447
                                                   ------------            -------------
    Total non-interest expense                          10,668                    9,931
                                                   ------------            -------------
Income before income taxes                               1,169                    2,328
Income tax expense                                         365                    3,926
                                                   ------------            -------------
Net income (loss)                                $         804           $       (1,598)
                                                   ============            =============

Selected Financial Highlights--
======================================

  Basic earnings (loss) per share                        $0.18                   ($0.36)
  Diluted earnings (loss) per share                      $0.17                   ($0.36)
  Weighted average number of shares outstanding:
    Basic                                            4,507,853                4,394,752
    Diluted                                          4,743,248                4,634,046
  Return on average assets (annualized)                  0.19%                    (0.43)%
  Return on average stockholders'
        equity (annualized)                              3.30%                    (6.75)%
  Net interest rate spread (annualized)                  2.29%                    2.35%
  Net interest margin (annualized)                       2.42%                    2.58%
  Mortgage loan originations                          $174,467                 $304,070

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   Contact:     Amy L. Timmerman, AVP, Investor Relations - 781-221-6396
                John A. Simas, EVP and CFO - 781-221-6307
                FAX: (781) 221-7594